EXHIBIT 5.2

DLA Piper LLP (US)

CAZADOR ACQUISITION CORPORATION LTD.
c/o Arco Capital Management LLC
7 Sheinovo Street
1504 Sofia, Bulgaria

October 5, 2010

Dear Sirs:

Reference is made to the Registration Statement on Form F-1, including all amendments or supplements thereto, filed by Cazador Acquisition Corporation, a Cayman Island exempted company with limited liability (the “Company”), with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, (File No. 333-169231) (the "Registration Statement") related to (i) an initial public offering of  4,000,000 units (the “Units”), each Unit consisting of one ordinary share of the Company, par value $0.0001 per share (each an “Ordinary Share” and together, the “Ordinary Shares”), and one warrant to purchase one Ordinary Share (each a “Warrant” and together, the “Warrants”); (ii) up to 600,000 Units (the “Over Allotment Units”), which the underwriters, for whom Rodman & Renshaw, LLC is acting as representative, will have a right to purchase from the Company to cover over allotments, if any; (iii) up to 200,000 Units (the “Purchase Option Units”) which the Representative will have the right to purchase (“Purchase Option”) for their own account or that of their designees; (iv) all Ordinary Shares and all Warrants issued as part of the Units, the Over-Allotment Units and the Purchase Option Units; and (v) all Ordinary Shares that may be issued upon exercise of the Warrants included in the Units, Over-Allotment Units and the Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that each of the Purchase Option and Warrants constitutes legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)